Exhibit (d)(4)

EXECUTION VERSION

LIMITED GUARANTY

THIS LIMITED GUARANTY, dated as of September 23, 2013 (this “Limited Guaranty”), is made by Vista Equity Partners Fund IV, L.P., a Delaware limited partnership (the “Guarantor”), in favor of Greenway Medical Technologies, Inc., a Delaware corporation (the “Company”). Reference is hereby made to that certain Agreement and Plan of Merger, dated on or about the date hereof (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), by and among the Company, VCG Holdings, LLC, a Delaware limited liability company (“Parent”), and Crestview Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1.

Limited Guaranty. To induce the Company to enter into the Merger Agreement, the Guarantor hereby expressly, absolutely, irrevocably and unconditionally guarantees (as primary obligor and not merely as a surety) to the Company the due and punctual payment by Parent to the Company of (i) the Parent Termination Fee on the terms and subject to the conditions set forth in Section 8.3(c) of the Merger Agreement (the “Parent Termination Fee Obligations”) and (ii) all of the liabilities and obligations of Parent or Merger Sub under the Merger Agreement (including any reimbursement or indemnification obligations pursuant to Section 6.11(b) thereof) when required to be paid by Parent or Merger Sub pursuant to and in accordance with the Merger Agreement (the “Other Obligations” and, together with the Parent Termination Fee Obligations, the “Guaranteed Obligations”); provided that, notwithstanding anything to the contrary set forth in this Limited Guaranty, the Merger Agreement, the Equity Funding Letter or any other agreement contemplated hereby or thereby, the Company and the Guarantor agree that in no event shall the aggregate liability of the Guarantor hereunder exceed the Parent Liability Limitation, and that the Guarantor shall in no event be required to pay more than the Parent Liability Limitation under or in respect of this Limited Guaranty, or otherwise have any liability hereunder relating to, arising out of or in connection with the Merger Agreement and the transactions contemplated thereby or any other circumstance. The Guarantor shall, upon the written request of the Company (a “Performance Demand”), promptly and in any event within ten (10) business days (as such term is defined in the Merger Agreement), pay such Guaranteed Obligations in full. Guarantor acknowledges and agrees that (a) Parent is delivering a copy of Equity Funding Letter to the Company and that the Company is relying on the obligations and commitments of Guarantor under the Equity Funding Letter in connection with the Company’s decision to enter into and consummate the transactions contemplated by the Merger Agreement, (b) the provisions set forth in Section 8.3 of the Merger Agreement and this Limited Guaranty (i) are not intended to and do not adequately compensate for the harm that would result from a breach of the Merger Agreement or a breach of Guarantor’s obligations to fund the Commitment (as defined in the Equity Funding Letter) in accordance with the terms of the Equity Funding Letter and (ii) shall not be construed to diminish or otherwise impair in any respect the Company’s right to specific enforcement, to cause Parent and Merger Sub to cause, or to directly cause, Guarantor to fund, directly or indirectly, the Commitment under the Equity Funding Letter, and to cause Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement under Section 9.5(b)

of the Merger Agreement and (c) the right of specific performance under the Equity Funding Letter and Section 9.5(b) of the Merger Agreement are an integral part of the transactions contemplated by the Merger Agreement and without those rights, the Company would not have entered into the Merger Agreement. For the avoidance of doubt, the remedies available to the Company under Section 9.5(b) of the Merger Agreement and the Equity Funding Letter shall be in addition to any other remedy to which the Company is entitled, and the election to pursue any injunction or specific performance under Section 9.5(b) of the Merger Agreement and/or the Equity Funding Letter shall not restrict, impair or otherwise limit the Company from, in the alternative, terminating the Merger Agreement in accordance with Section 8.3(c) and collecting the Parent Termination Fee and the other Guaranteed Obligations under Section 6.11(b) of the Merger Agreement and this Limited Guaranty; provided, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance under Section 9.5(b) of the Merger Agreement and payment of the Parent Termination Fee and the other Guaranteed Obligations. All payments hereunder shall be made in cash by wire transfer of immediately available funds.

2. Terms of Limited Guaranty.

(a) This Limited Guaranty is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guaranty up to the Parent Liability Limitation, irrespective of whether any action is brought against Parent or Merger Sub or any other Person, or whether Parent or Merger Sub or any other Person are joined in any such action or actions.

(b) Except as otherwise expressly provided herein and without amending or limiting the other provisions of this Limited Guaranty (including Section 6 hereof), the liability of the Guarantor under this Limited Guaranty shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of, and Guarantor hereby acknowledges and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in party, or otherwise affected by, and Guarantor hereby waives and defense based upon or arising out of:

(i) the value, genuineness, regularity, illegality or enforceability of the Merger Agreement, the Equity Funding Letter or any other agreement or instrument referred to herein, including this Limited Guaranty (other than in the case of defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement (excluding any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) affecting Parent or Merger Sub or any other any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (an “Interested Person”)));

(ii) any change in the corporate existence, structure or ownership of Parent or Merger Sub, or any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) affecting Parent or Merger Sub or any of their assets;

(iii) any duly-executed and delivered waiver, amendment or modification of the Merger Agreement, the Equity Funding Letter or any other agreement evidencing, securing or otherwise entered into in connection therewith, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any duly-executed amendment or waiver of or any consent to any departure from the terms of the Merger Agreement, the Equity Funding Letter or any other agreement evidencing, securing or otherwise entered into in connection therewith;

(iv) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Company, whether in connection with any Guaranteed Obligation or otherwise;

(v) the adequacy of any other means the Company may have of obtaining repayment of any of the Guaranteed Obligations;

(vi) the addition, substitution or release of Parent, Merger Sub or any other Interested Person with respect to the Guaranteed Obligations ;

(vii) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or any other Interested Person with respect to the Guaranteed Obligations, or to pursue any other remedy in the Company’s power whatsoever, and Guarantor waives the right to have the proceeds of property of Parent or Merger Sub or any other person liable on the Guaranteed Obligations first applied to the discharge of the Guaranteed Obligations;

(viii) any lack of authority of any officer, director or any other person acting or purporting to act on behalf of Parent or Merger Sub, or any defect in the formation of Parent or Merger Sub; or

(ix) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than payment of the Guaranteed Obligations); provided that, notwithstanding any other provision of this Limited Guaranty to the contrary, the Company hereby agrees that the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Limited Guaranty, any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Company under the terms of, or with respect to, the Merger Agreement that would relieve each of Parent and Merger Sub of its obligations under the Merger Agreement (excluding any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) affecting Parent or Merger Sub or any other Interested Person).

(c) The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guaranty or acceptance of this Limited Guaranty. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between Parent, Merger Sub or the Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits. The Guarantor acknowledges and agrees that each of the waivers set forth herein is made with the Guarantor’s full knowledge of its significance and consequences and made after the opportunity to consult with counsel of its own choosing, and that under the circumstances, the waivers are reasonable and not contrary to public policy or Law. If any of said waivers are determined to be contrary to any applicable Law or public policy, such waiver shall be effective only to the extent permitted by Law. Except as expressly provided herein, when pursuing its rights and remedies hereunder against the Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or Merger Sub or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or Merger Sub or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Company of Parent or Merger Sub or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company.

(d) The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file any claim shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of any Guaranteed Obligation hereunder is rescinded or must otherwise be returned for any reason whatsoever, this Limited Guaranty shall continue to be effective or be reinstated, as the case may be, and the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made so long as this Limited Guaranty has not been terminated. Notwithstanding any modification, discharge or extension of any part of the Guaranteed Obligations or any amendment, waiver, modification, stay or cure of the Company’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning Parent or Merger Sub, whether permanent or temporary, and whether or not assented to by the Company, the Guarantor hereby agrees that it shall be obligated hereunder to pay and perform the Guaranteed Obligations and discharge its other obligations hereunder in accordance with the terms in effect on the date hereof.

Guarantor understands and acknowledges that by virtue of this Limited Guaranty, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Parent and/or Merger Sub. Any circumstance which operates to toll any statute of limitations applicable to Parent and/or Merger Sub or the Company shall also operate to toll the statute of limitations applicable to the Guarantor.

(e) Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Parent and Merger Sub and of all other circumstances bearing upon the risk of nonpayment by Parent and Merger Sub of the Guaranteed Obligations which diligent inquiry would reveal, represents that it has adequate means of obtaining such financial information from Parent and Merger Sub on a continuing basis, and agrees that the Company shall have no duty to advise Guarantor of information known to it regarding such condition or any such circumstances.

3. Waiver of Acceptance, Presentment, etc. Subject to the proviso in Section 2(b)(ix), the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of any Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (other than notices to be provided in accordance with Section 12 hereof or Section 9.8 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Interested Person, and all suretyship defenses generally (other than breach by the Company of this Limited Guaranty).

4. Sole Remedy.

(a) The Company acknowledges and agrees that, as of the date hereof, neither Parent nor Merger Sub has any assets, other than their respective rights under the Merger Agreement, the Equity Funding Letter and the agreements contemplated thereby. Except as specifically contemplated by this Limited Guaranty or the Equity Funding Letter, the Company acknowledges and agrees that no funds are expected to be contributed to Parent or Merger Sub unless the Acceptance Time or the Closing occurs, and that, except for rights against Parent and Merger Sub to the extent expressly provided in the fourth paragraph of the Equity Funding Letter and Section 9.5(b) of the Merger Agreement and subject to all of the terms, conditions and limitations herein and therein, the Company shall not have any right to cause any assets to be contributed to Parent or Merger Sub by the Guarantor, any Guarantor Affiliate (as defined below) or any other Person.

(b) The Guarantor shall not have any obligation or liability to any Person under this Limited Guaranty other than as expressly set forth herein. The Company further agrees that it has no remedy, recourse or right of recovery against, or contribution from, and no personal liability shall attach to, (i) any former, current or future, direct or indirect director, officer, employee, agent or Affiliates of the Guarantor, Parent or Merger Sub, (ii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Merger Sub, (iii) any former, current or future, direct or indirect holder of any securities or any equity interests of any kind of the Guarantor, Parent or Merger Sub (whether such holder is a limited or general partner, member, stockholder or otherwise), or (iv) any former, current or future assignee of the Guarantor, Parent or Merger Sub or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing (those Persons described in the foregoing clauses (i), (ii), (iii) and (iv), together, with any other Non-Recourse Parent Party, but excluding Parent, Merger Sub and the Guarantor, being referred to herein collectively as “Guarantor Affiliates”), through Guarantor, Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of Guarantor, Parent or Merger Sub against the Guarantor, any Guarantor Affiliates, Parent or Merger Sub or otherwise in respect of any liabilities or obligations relating to, arising out of or in connection with, this Limited Guaranty, except, in each case, for (x) its rights against the Guarantor under this Limited Guaranty, (y) its third party beneficiary rights under the Equity Funding Letter and (z) its rights against Parent or Merger Sub under, and in accordance with, the terms and conditions of the Merger Agreement and the Confidentiality Agreement; provided that, in the event the Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Parent Liability Limitation (less amounts paid under this Limited Guaranty prior to such event), then, and in each such case, the Company shall be entitled to recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid liability of the Guarantor hereunder up to the amount of the Guaranteed Obligations for which the Guarantor is liable, as determined in accordance with this Limited Guaranty. Except for Guarantee Claims, Merger Agreement Claims and Equity Funding Claims (each as defined below), recourse against the Guarantor and any Successor Entity under this Limited Guaranty shall be the sole and exclusive remedy of the Company and all of its Affiliates and Subsidiaries against the Guarantor and any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, and such recourse shall be subject to the limitations described herein and therein.

(c) The Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, this Limited Guaranty, the Equity Funding Letter or, in each case, the transactions contemplated hereby or thereby, against the Guarantor or any Guarantor Affiliate except for (i) claims by the Company against the Guarantor and any Successor Entity under and in accordance with this Limited Guaranty (“Guarantee Claims”), (ii) claims by the Company against Parent or Merger Sub under and in accordance with the Merger Agreement and/or the Confidentiality Agreement (“Merger Agreement Claims”) and (iii) claims by the Company against the Guarantor and any Successor Entity under and in accordance with the Merger Agreement and the Equity Funding Letter (“Equity Funding Claims”).

(d) For all purposes of this Limited Guaranty, a Person shall be deemed to have pursued a claim against another Person if such first Person brings a legal action against such Person, adds such other Person to an existing legal proceeding, or otherwise asserts in writing a legal claim of any nature relating to the Merger Agreement and the other agreements contemplated hereby against such Person other than such actions as are expressly contemplated and permitted in the Merger Agreement and the other agreements contemplated hereby (including the Guarantee Claims, the Merger Agreement Claims and the Funding Claims).

5. Subrogation and other Claims. The Guarantor unconditionally and irrevocably agrees that it will not exercise against Parent, Merger Sub or any other Interested Person any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other Interested Person that arise from the existence, payment, performance, or enforcement of the Guaranteed Obligations under or in respect to this Limited Guaranty, including, without limitation, rights of subrogation or contribution, whether arising in equity, by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, including, without limitation, the right to take or receive from Parent, Merger Sub or such other Interested Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations have been indefeasibly paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Limited Guaranty (including reinstatement of any Guaranteed Obligations), such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Limited Guaranty, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligations or other amounts payable under this Limited Guaranty thereafter arising.

6. Termination. This Limited Guaranty shall terminate upon, and the Guarantor shall not have any further liability or obligation under this Limited Guaranty from and after, the earliest of: (a) immediately following the Effective Time and deposit of the Payment Fund, (b) the termination of the Merger Agreement by mutual written consent of Parent and the Company pursuant to Section 8.1(a) thereof, (c) the termination of the Merger Agreement by the Company pursuant to Section 8.1(f) thereof, (d) the indefeasible payment by the Guarantor, Parent or Merger Sub of an amount of the Guaranteed Obligations equal to the Parent Liability Limitation, (e) the date that is six (6) months following the valid termination of the Merger Agreement in accordance with its terms (other than terminations for which clauses (b) or (c) applies), unless prior to the expiration of such six- (6-) month period (i) the Company shall have delivered a written notice with respect to any of the Guaranteed Obligations asserting that the Guarantor, Parent or Merger Sub is liable, in whole or in part, for any portion of Guaranteed Obligation, and (ii) the Company shall have commenced a Legal Proceeding against Guarantor, Parent or Merger

Sub alleging that Parent or Merger Sub are liable for any payment obligations under the Merger Agreement (including Section 6.11(b) thereof) or against the Guarantor that amounts are due and owing from the Guarantor pursuant to Section 1, in which case this Limited Guaranty shall survive solely with respect to amounts so alleged to be owing; provided that, with respect to the foregoing clause (e), if the Merger Agreement has been terminated, such notice has been provided and such Legal Proceeding has been commenced, the Guarantor shall have no further liability or obligation under this Limited Guaranty from and after the earliest of (x) a final, non-appealable order of a court of competent jurisdiction in accordance with Section 14 hereof determining that the Guarantor does not owe any amount under this Limited Guaranty and (y) a written agreement among the Guarantor and the Company that specifically references this Section 6(e) in which the Company acknowledges that the obligations and liabilities of the Guarantor pursuant to this Limited Guaranty are terminated, and (f) the Company or any of its Affiliates acting on its behalf seeks to impose liability upon the Guarantor in excess of the Parent Liability Limitation, as applicable, or otherwise challenges any limit on the liability of the Guarantor hereunder or under the Equity Funding Letter delivered by the Guarantor in connection with the Merger Agreement, or makes any claim arising under, or in connection with, the Merger Agreement, this Limited Guaranty, the Equity Funding Letter or, in each case, the transactions contemplated thereby, other than a Guarantee Claim, a Merger Agreement Claim or an Equity Funding Claim (in the event of any of the actions described in this clause (f), the obligations and liabilities of the Guarantor under this Limited Guaranty shall terminate ab initio and be null and void).

7. Continuing Guarantee. Unless terminated pursuant to the provisions of Section 6, this Limited Guaranty is a continuing one and may not be revoked or terminated and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor, its successors and permitted assigns, and any Successor Entity, and shall inure to the benefit of, and be enforceable by, the Company and its permitted successors, transferees and assigns. All obligations to which this Limited Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

8. Entire Agreement. This Limited Guaranty, the Merger Agreement, the Confidentiality Agreement and the Equity Funding Letter constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9. Amendment; Waivers, etc. No amendment, modification or discharge of this Limited Guaranty, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Limited Guaranty or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

10. No Third Party Beneficiaries. Except for the provisions of this Limited Guaranty which reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guaranty, and this Limited Guaranty is not intended to, and does not, confer upon any person other than the parties hereto and any Guarantor Affiliate any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

11. Counterparts. This Limited Guaranty may be executed by facsimile or other means of electronic transmission and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. Notices. All notices, requests, claims, demands, waivers and other communications required or permitted to be given under this Limited Guaranty shall be in writing and shall be deemed given when received if delivered personally; when transmitted if transmitted by facsimile or by electronic mail (with written confirmation of transmission); the business day (as such term is defined in the Merger Agreement) after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company,

Greenway Medical Technologies, Inc.
100 Greenway Boulevard
Carrollton, Georgia 30117
	Attention:	Wyche T. Green, III
	Email:	TeeGreen@greenwaymedical.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
1170 Peachtree Street, N.E. Suite 100
Atlanta, GA 30309
	Attention:	Reinaldo Pascual
	Email:	reypascual@paulhastings.com

if to the Guarantor, c/o Vista Equity Partners
401 Congress Avenue

Suite 3100
Austin, TX 78701
Attention:	Brian N. Sheth
Michael Fosnaugh
Email:	BSheth@vistaequitypartners.com
MFosnaugh@vistaequitypartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	David Breach
Daniel Wolf
Email:	David.Breach@kirkland.com
Daniel.Wolf@kirkland.com

or, in each case, at such other address as may be specified in writing to the other party.

13. Governing Law. THIS LIMITED GUARANTY AND ANY ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS LIMITED GUARANTY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

14. Consent to Jurisdiction, etc. Subject to Section 15 below, in any action or proceeding arising out of or relating to this Limited Guaranty or any of the transactions contemplated by this Limited Guaranty: (i) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, (it being agreed that the consents to jurisdiction and venue set forth in this Section 14 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto); and (ii) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

15. Waiver of Jury Trial. EACH PARTY TO THIS LIMITED GUARANTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.

16. Representations and Warranties. The Guarantor hereby represents and warrants with respect to itself to the Company that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization, (b) it has all limited partnership power and authority to execute, deliver and perform this Limited Guaranty, (c) the execution, delivery and performance of this Limited Guaranty by the Guarantor has been duly and validly authorized and approved by all necessary partnership action, and no other proceedings or actions on the part of the Guarantor are necessary therefor, (d) this Limited Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the Guarantor in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, (e) the Guarantor has available capital equal to or in excess of the Parent Liability Limitation and its limited partners or other investors have the obligation to fund such capital, (f) the execution, delivery and performance by the Guarantor of this Limited Guaranty do not and will not (i) violate the organizational documents of the Guarantor, (ii) violate any applicable law or order, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which the Guarantor is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by the Guarantor of the transactions contemplated by this Limited Guaranty on a timely basis, (g) all approvals of, filings with and notifications to, any Governmental Body or other Person necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Body or other Person is required in connection with the execution, delivery or performance by it of this letter agreement, (h) it is fully familiar with the Merger Agreement and the other documents or instruments delivered in connection therewith and (i) it has the financial capacity to pay and perform all of its obligations under this Limited Guaranty, and all funds necessary to fulfill the Guaranteed Obligations under this Limited Guaranty shall be available to the Guarantor for as long as this Limited Guaranty shall remain in effect.

17. Covenants. So long as this Limited Guaranty is in effect, the Guarantor hereby covenants and agrees that: (a) it shall not institute, and shall cause each of its controlled Affiliates not to institute, directly or indirectly, any Legal Proceeding or bring any other claim, asserting that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms, but subject to the terms of this Limited Guaranty; (b) it will comply in all material respects with all applicable laws and orders of Governmental Bodies to which it may be subject if failure to so comply would impair its ability to perform its obligations under this Limited Guaranty; (c) it will not take any action or omit to take any action that would or would reasonably be expected to cause or result in any of its representations and warranties set forth in Section 16 hereof to become untrue; and (d) in the event that the Guarantor is required to make payments pursuant to the terms of this Limited Guaranty or the Equity Funding Letter, it will call capital from the partners of Guarantor in such amounts and at such times as are necessary to fulfill its obligation under the terms of this Limited Guaranty.

18. Survival. All representations, warranties, covenants and agreements of Vista contained herein shall survive the execution and delivery of this letter and shall be deemed made continuously, and shall continue in full force and effect, until the termination of this Limited Guaranty in accordance with Section 6 hereof.

19. No Assignment. Neither the Guarantor nor the Company may assign their respective rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Company), and any attempted assignment without such required consents shall be null and void and of no force or effect. Subject to the foregoing, all of the terms and provisions of this Limited Guaranty shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

20. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Limited Guaranty is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever; provided, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Parent Liability Limitation provided in Section 1 hereof and to the provisions of Section 4 and Section 6. No party shall assert, and each party shall cause its respective Affiliates not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable.

21. Headings. The headings contained in this Limited Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

22. Relationship of the Parties;. Each party acknowledges and agrees that (a) this Limited Guaranty is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guaranty nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Guarantor under this Limited Guaranty are solely contractual in nature. In no event shall Parent, Merger Sub or the Guarantor be considered an “Affiliate”, “security holder” or “representative” of the Company for any purpose of this Limited Guaranty.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guaranty as of the date first written above.

VISTA EQUITY PARTNERS FUND IV, L.P.

By:	Vista Equity Partners Fund IV GP, LLC
Its:	General Partner

By:	VEFIIGP, LLC
Its:	Managing Member

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Its:	Managing Member

GREENWAY MEDICAL TECHNOLOGIES, INC.

By:	/s/ Wyche T. Green, III
Name:	Wyche T. Green, III
Title:	President and CEO

{Limited Guaranty}